Exhibit 99.1

Albertsons and Safeway Receive U.S. FTC Clearance for Proposed Merger

BOISE, Idaho and PLEASANTON, Calif., Jan. 27, 2015 /PRNewswire/ — AB Acquisition LLC (Albertsons) and Safeway Inc. (NYSE: SWY, Safeway) today announced that they have received clearance from the U.S. Federal Trade Commission (FTC) for the companies’ proposed merger which was announced on March 6, 2014.

The FTC’s clearance follows Albertsons’ and Safeway’s agreement to a proposed consent order, which includes a commitment to divest 168 stores. As previously announced, Albertsons and Safeway entered into agreements to sell such stores to four FTC-approved buyers. Albertsons and Safeway also agreed to settlements with the attorneys general of California, Nevada and Washington.

Albertsons and Safeway expect to complete the merger within the next five business days.

About Safeway Inc.

Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $35.1 billion in 2013. The company’s common stock is currently traded on the New York Stock Exchange (NYSE) under the symbol SWY. The company’s securities will be delisted from the NYSE upon closing of the merger. For more information, please visit www.Safeway.com.

About Albertsons

Established in 2006, AB Acquisition LLC (Albertsons), which operates ACME, Albertsons, Jewel-Osco, Lucky, Shaws, Star Market and Super Saver, and stores under the United Family of stores, Amigos, Market Street and United Supermarkets, is working to become the favorite food and drug retailer in every area it serves. The company is privately owned by Cerberus Capital Management, Kimco Realty Corporation, Klaff Realty, Lubert-Adler Partners and Schottenstein Stores Corporation. For more information, please visit www.Albertsons.com.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to consummate or delay in consummating the transactions described herein for any reasons; changes in laws or regulations; and changes in general economic conditions. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

Media Contacts:

Christine Wilcox, christine.wilcox@albertsons.com | 208-395-4163

Brian Dowling, brian.dowling@safeway.com | 925-467-3787

Investor Contacts:

Christiane Pelz, 925-467-3832

Melissa Plaisance, 925-467-3136